AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

Amendment No. 1 ("Amendment No. 1") dated November 10, 2009 to Stock Purchase Agreement dated October 6, 2009 ("Original Agreement") among CS China Acquisition Corp. ("Purchaser"), Asia Gaming & Resort, Ltd. ("Company") and Spring Fortune Investment Ltd ("Shareholder").

WHEREAS, the parties hereto, who constitute all of the parties to the Original Agreement, desire to amend the Original Agreement as set forth herein;

IT IS AGREED:

1. Sections 1.2, 1.3, 1.6, 1.7, 1.9, 1.11 and 1.12 of the Original Agreement are hereby amended to read as follows, respectively:

1.2 Purchase Consideration. The aggregate consideration ("Purchase Consideration") to be paid by Purchaser to the Shareholder for its shares of Company Stock shall be (a) Ten Million Three Hundred Fifty Thousand (10,350,000) ordinary shares, par value $0.0001 per share, of Purchaser ("Purchaser Stock"), which shall be issued to the Shareholder at the Closing (as defined in Section 1.4) and (b) Four Million Two Hundred Ten Thousand (4,210,000) shares of Purchaser Stock, which shall be issued to the Shareholder no later than five (5) Business Days (as defined in Section 10.2(f)) after the 2010 Filing Date (as defined in Section 1.9). In addition, the Shareholder shall be entitled to receive certain shares of Purchaser Stock in accordance with the provisions of Section 1.7.

1.3 [Intentionally Omitted.]

1.6 Purchaser's Deliveries. At the Closing, Purchaser shall deliver to the Shareholder (a) a certificate representing the number of shares of Purchaser Stock to be issued to the Shareholder pursuant to clause (a) of Section 1.2 and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.7 Incentive Shares.

(a) For each of the years from 2009 through 2012, inclusive, during which the Company has net income after taxes, as determined in accordance with United States generally accepted accounting principles ("U.S. GAAP") and reported in the Annual Report on Form 20-F filed by Purchaser for the fiscal year in question with the United States Securities and Exchange Commission (the "Commission"), but as adjusted pursuant to Section 1.7(h) ("Adjusted Net Income"), that is within a range of Adjusted Net Income specified with respect to such year in Schedule 1.7(a) hereto ("Incentive Target"), Purchaser shall issue to the Shareholder the number of shares of Purchaser Stock set forth in Schedule 1.7(a) (Revised) ("Incentive Shares") with respect to such year for such Incentive Target, provided that:

(i) with respect to the year 2009, the Shareholder shall not be entitled to receive any Incentive Shares pursuant to this Section 1.7(a) unless, in addition to achieving the Incentive Target, the Company's rolling chip turnover (as such term is commonly understood in the gaming and junket operations industry) exceeds USD 3,668,257,008; and

(ii) with respect to the years 2009 and 2010, the maximum aggregate number of Incentive Shares that the Shareholder shall be entitled to receive pursuant to this Section 1.7(a) shall be Twelve Million Fifty Thousand (12,050,000).

(b) In addition to Incentive Shares issuable to the Shareholder pursuant to Section 1.7(a), for each of the years from 2009 through 2012, inclusive, during which the Company has Adjusted Net Income equal to or greater than the amounts set forth below for such year, Purchaser shall issue to the Shareholder Five Hundred Thirty Thousand (530,000) shares of Purchaser Stock:

2009 - $29,000,000
2010 - $60,000,000
2011 - $75,000,000
2012 - $82,500,000

(c) [Intentionally Omitted.]

(d) The numbers of shares of Purchaser Stock set forth in this Section 1.7 and Schedule 1.7(a) (Revised) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Purchaser Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Purchaser Stock occurring on or after the date hereof.

(e) Notwithstanding the provisions of this Section 1.7 set forth above, if, for any fiscal year through the fiscal year ending December 31, 2012, (i) as of the end of any fiscal quarter during such fiscal year, the Company does not have, based on the financial statements of the Company for such quarter, at least $10,000,000 in cash and cash equivalents (including redeemable chips and receivables from casinos with respect to operations during such fiscal quarter that are received with five (5) days after the end of such fiscal quarter) and (ii) based on the audited financial statements for such fiscal year, positive cash flow from operations, as determined in accordance with U.S. GAAP, the Shareholder shall not be entitled to receive one-half of the shares of Purchaser Stock it would otherwise be entitled to receive pursuant to this Section 1.7 with respect to such fiscal year.

(f) The shares of Purchaser Stock issuable pursuant to this Section 1.7 shall be issued by Purchaser to the Shareholder within 30 days after Purchaser has filed its Annual Report on Form 20-K for the year with respect to such shares are issuable.

(g) Notwithstanding anything to the contrary in this Section 1.7, the Shareholder shall not be entitled to receive any shares of Purchaser Stock issuable pursuant to this Section 1.7 unless the conditions specified in Schedule 1.7(g) have been fulfilled.

(h) In computing Adjusted Net Income, there shall be added to the net income of the Company, as determined in accordance with U.S. GAAP, amounts deducted for (i) United States federal, state, local and territorial taxes imposed pursuant to statutory changes enacted to be in effect after the date of this Agreement and (ii) one-time closing costs incurred in connection with the transactions contemplated by this Agreement, including payments made pursuant to Sections 2.17, 3.17 and 3.25 hereof.

1.9 Indemnity Escrow. To provide a fund for the payment amounts due to Purchaser pursuant to the indemnity obligations of the Shareholder set forth in Article VII, at the Closing, the Shareholder or its assigns shall deposit in escrow ninety percent (90%) of the shares of Purchaser Stock to be issued to the Shareholder upon the Closing (the "Escrow Fund"), to be held for the period ending thirty (30) days after the date (the "2010 Filing Date") on which Purchaser files its Annual Report on Form 20-F for the fiscal year ending December 31, 2010 (the "Escrow Period"), all in accordance with the terms and conditions of the Escrow Agreement in the form of Exhibit B to be entered into among Purchaser, the Shareholder or its assigns and Continental Stock Transfer & Trust Company ("Continental"), as Escrow Agent (the "Escrow Agreement"). Notwithstanding the foregoing, one (1) year after the Closing Date there shall be released from the Escrow Fund to the Shareholder or its assigns all shares of Purchaser Stock in the Escrow Fund except (a) fifteen percent (15%) of the shares of Purchaser Stock issued to the Shareholder at the Closing and (b) such additional number of shares as are then held in the Pending Claims Reserve (as defined in the Escrow Agreement).

1.11 Certain Shareholder Matters.

(a) The Shareholder represents and warrants as follows: (i) all Purchaser Stock to be acquired by the Shareholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that it must bear the economic risk of the investment in Purchaser Stock, which cannot be sold by it unless it is registered under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom is available thereunder; (iii) it has had both the opportunity to ask questions and receive answers from the officers and directors of Purchaser and all persons acting on Purchaser's behalf concerning the business and operations of Purchaser and to obtain any additional information to the extent Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) it has had access to the Purchaser SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement. The Shareholder acknowledges that (v) it is either

(A) an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Purchaser; and (vi) it understands that the certificates representing Purchaser Stock to be received by it may bear legends to the effect that such Purchaser Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

(b) The Shareholder represents and warrants that the execution and delivery of this Agreement by the Shareholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended ("Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Shareholder or the Company or, after the Closing, Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

(c) The Shareholder represents and warrants that it owns its shares of Company Stock free and clear of all Liens.

1.12 Sale Restriction. Without the prior written consent of the Committee, which may be given or withheld in its sole discretion, no public market sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made for a period of one year following the Closing Date, with respect to shares issued pursuant to Section 1.2, or, with respect to shares issued pursuant to Section 1.7, the later of (i) one year following the Closing Date or (ii) three (3) months following the date of their issuance. No private sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made during the periods referred to in the previous sentence unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Purchaser of a written document to such effect. The preceding provisions of this Section 1.12 shall apply only to 90% of the shares of Purchaser Stock issued to the Shareholder pursuant to Section 1.2 and Section 1.7. The remaining shares of Purchaser Stock issued to the Shareholder pursuant to Section 1.2 and Section 1.7 may be sold or otherwise transferred by the Shareholder except as may be restricted by the Securities Act and other United States securities laws. Notwithstanding the foregoing, the Company may transfer shares of Purchaser Stock issued pursuant to this Agreement to employees of the Company and its Subsidiaries (as defined in Section 2.2(a)) who are parties to Employment Agreements (as defined in Section 5.20), to other Persons who are listed on Schedule 1.12 and to the counter-party to the Advisor Agreement (as defined in Section 2.17), provided that such employees, other Persons and counter-party acknowledge and agree to the restriction

stated in the first sentence of this Section 1.12 by delivery to Purchaser of a written document to such effect. Certificates representing shares of Purchaser Stock issued pursuant to this Agreement shall bear a prominent legend to the effect of the foregoing provisions of this Section 1.12.

2. Schedule 1.7(a) to the Original Agreement is hereby amended to read as set forth in Schedule 1.7(a) (Revised) annexed hereto. All references in the Original Agreement to Schedule 1.7(a) shall hereafter be references to Schedule 1.7(a) (Revised).

3. Exhibit A to the Original Agreement is hereby deleted.

4. All remaining references in the Original Agreement to Consideration Warrants are hereby deleted.

5. Capitalized terms used herein that are defined in the Original Agreement shall have the meanings ascribed to them in the Original Agreement.

6. As amended hereby, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.

CS CHINA ACQUISITION CORP.

By: ______________________
James R. Preissler
Director and CFO

ASIA GAMING & RESORT, LTD.

By: ______________________
Lam Man Pou
Chairman and Director

SPRING FORTUNE INVESTMENTS LTD

By: ______________________
Lam Man Pou
Chairman and Director

SCHEDULE 1.7(a) (REVISED)
INCENTIVE SHARES

Year	Incentive Target	Incentive Shares*
2009	$16,000,000 to $16,999,999	1,150,000
	$17,000,000 to $17,999,999	2,464,000
	$18,000,000 to $18,999,999	3,981,000
	$19,000,000 to $19,999,999	5,750,000
	$20,000,000 and above	7,841,000
2010	$36,800,000 to $37,799,999	4,210,000
	$37,800,000 to $38,799,999	6,300,000
	$38,800,000 to $39,799,999	8,069,000
	$39,800,000 to $40,799,999	9,586,000
	$40,800,000 to $41,799,999	10,900,000
	$41,800,000 and above	12,050,000
2011	$49,500,000 and above	2,573,000
2012	$58,000,000 and above	2,573,000

*The numbers of Incentive Shares for 2009 and 2010 are not cumulative.